Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Denny’s Corporation:

We consent to the use of our reports dated March 12, 2010, with respect to the consolidated balance sheets of Denny’s Corporation and subsidiaries (the Company) as of December 30, 2009 and December 31, 2008, and the related consolidated statement of operations, stockholder’s deficit and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 30, 2009, and the effectiveness of internal control over financial reporting as of December 30, 2009,  incorporated herein by reference.

Greenville, South Carolina
July 30, 2010